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EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Digimarc ID Systems, LLC:

        We consent to incorporation by reference in the Registration Statements (Nos. 333-31114, 333-42042, 333-65256, and 333-82660) on Form S-8 of Digimarc Corporation of our report dated February 1, 2002, with respect to the combined balance sheets of Large Government Program Identification Business (a division of Polaroid Corporation) as of September 30, 2001 and December 31, 2000 and the related combined statements of operations, divisional equity and cash flows for the nine months ended September 30, 2001 and each of the years in the two-year period ended December 31, 2000, which report appears in the March 6, 2002 Form 8-K/A of Digimarc Corporation.

/s/ KPMG LLP

Boston, Massachusetts
March 6, 2002

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  EXHIBIT 23.1